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                                  EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm



The Board of Directors and Shareholders
Amistar Corporation:


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-94696 and 33-89554), of Amistar Corporation, of our report dated February 8, 2005 relating to the consolidated balance sheets of Amistar Corporation and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 2004 and 2003, and the referenced consolidated financial statement schedules therein, which appears in the December 31, 2004 annual report on Form 10-KSB of Amistar Corporation.


                                           /s/ BDO Seidman, LLP

                                           BDO Seidman, LLP


Costa Mesa, California
March 30, 2005



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